Exhibit 4.2

AFFYMETRIX, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

First Supplemental Indenture

Dated as of June 25, 2012

to Indenture Dated as of

June 25, 2012

4.00% Convertible Senior Notes due 2019

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	2
Section 1.02. References to Interest	8

ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01. Scope of Supplemental Indenture	8
Section 2.02. Designation and Amount	8
Section 2.03. Form of Notes	9
Section 2.04. Denominations Of Notes; Payments Of Interest	9

ARTICLE 3
SATISFACTION AND DISCHARGE

Section 3.01. Satisfaction and Discharge of Indenture	9

ARTICLE 4
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 4.01. Supplemental Indentures With Consent Of Holders	10

ARTICLE 5
PARTICULAR COVENANTS OF THE ISSUER

Section 5.01. Reports	10

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01. Events of Default	10
Section 6.02. Additional Interest	11

ARTICLE 7
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 7.01. Issuer May Consolidate, etc. on Certain Terms	12

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ii

EXHIBIT

Exhibit A	Form of Note	A-1

iii

FIRST SUPPLEMENTAL INDENTURE dated as of June 25, 2012 (this “Supplemental Indenture”) between Affymetrix, Inc., a Delaware corporation, as issuer (the “Issuer”, as more fully set forth in Section 1.01) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”, as more fully set forth in Section 1.01), supplementing the Indenture relating to “Senior Debt Securities” dated as of June 25, 2012, between the Issuer and the Trustee (the “Base Indenture” and, as amended and supplemented by this Supplemental Indenture, and as it may be further amended or supplemented from time to time with respect to the Notes, the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Issuer executed and delivered the Base Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Issuer’s Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Issuer under, and authenticated and delivered as provided in, the Base Indenture;

WHEREAS, Sections 2.01 and 2.03 of the Base Indenture provide for the Issuer to issue Securities thereunder in the form and on the terms set forth in one or more Board Resolutions or in one or more indentures supplemental thereto;

WHEREAS, for its lawful corporate purposes, the Issuer has duly authorized the issuance of a single series of Securities designated as its 4.00% Convertible Senior Notes due 2019 (the “Notes”), initially in an aggregate principal amount initially not to exceed $105,000,000 (as increased by an amount equal to the aggregate principal amount of any additional Notes purchased by the Underwriters pursuant to the exercise of their over-allotment option as set forth in the Underwriting Agreement), and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Issuer has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Form of Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Supplemental Indenture provided, the valid, binding and legal obligations of the Issuer, and this Supplemental Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Supplemental Indenture and the issue hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Issuer covenants and agrees with the Trustee for the benefit of each other and for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article 1 shall have the respective meanings assigned to them in this Article 1 and include the plural as well as the singular and, to the extent applicable, supersede the definitions thereof in the Base Indenture;

(b) all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture; and

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subdivision.

“Additional Interest” shall have the meaning specified in Section 6.02.

“Additional Shares” shall have the meaning specified in Section 8.03(a).

“Base Indenture” shall have the meaning specified in the first paragraph of this Supplemental Indenture.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Clause A Distribution” shall have the meaning specified in Section 8.04(c).

“Clause B Distribution” shall have the meaning specified in Section 8.04(c).

“Clause C Distribution” shall have the meaning specified in Section 8.04(c).

“close of business” means 5:00 p.m. (New York City time).

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person, and in each case, not entitled to any preference in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of such Person.

“Common Stock” means the common stock of the Issuer, par value $0.01 per share, at the date of this Supplemental Indenture, subject to Section 8.07.

“Conversion Date” shall have the meaning specified in Section 8.02(c).

“Conversion Obligation” shall have the meaning specified in Section 8.01.

“Conversion Price” means as of any date, $1,000, divided by the Conversion Rate as of such date.

“Conversion Rate” shall have the meaning specified in Section 8.01.

“Daily Conversion Value” means, for each of the 10 consecutive trading days during the applicable Observation Period, 10% of the product of (1) the Conversion Rate on such Trading Day and (2) the Daily VWAP on such Trading Day.

“Daily VWAP” means, for each of the 10 consecutive Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AFFX <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The “Daily VWAP” shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Distributed Property” shall have the meaning specified in Section 8.04(c).

“Effective Date” means (a) for purposes of Section 8.04, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable and (b) for any other purpose, as specified in Section 8.03(c).

“Expiration Date” shall have the meaning specified in Section 8.04(e).

“Expiration Time” shall have the meaning specified in Section 8.04(e).

“Ex-Dividend Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Issuer or, if applicable, from the seller of shares of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Form of Assignment and Transfer” shall mean the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Fundamental Change Repurchase Notice” shall mean the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Notice of Conversion” shall mean the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

A “Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(1)(A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Issuer, a Subsidiary of the Issuer or the Issuer’s or a Subsidiary’s employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock and (B) a schedule, report or form is filed with the Commission disclosing such beneficial ownership or the Issuer otherwise becomes aware of such beneficial ownership notwithstanding failure of such person or group to make any filing with the Commission;

(2) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Issuer pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one of the Issuer’s Subsidiaries; provided, however, that neither (a) a transaction described in clause (B) in which the holders of all classes of the Issuer’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction nor (b) any merger primarily for the purpose of changing the Issuer’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of Common Stock of the surviving entity shall be a Fundamental Change pursuant to this clause (2);

(c) the stockholders of the Issuer approve any plan or proposal for the liquidation or dissolution of the Issuer; or

(e) the Common Stock (or other common stock into which the Notes are then convertible) ceases to be listed or quoted on The NASDAQ Global Select Market or another U.S. National Securities Exchange (as defined below).

Notwithstanding the foregoing, a transaction as described in clause (1) or (2) above shall be deemed not to be a Fundamental Change (or a Make-Whole Fundamental Change) if at least

90% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights, in connection with such transaction or transactions otherwise constituting the Fundamental Change (or Make-Whole Fundamental Change) consists of shares of common stock that are traded on The NASDAQ Global Select Market or another U.S. National Securities Exchange or which will be so traded or quoted when issued or exchanged in connection with such transaction or transactions (such securities, “Publicly Traded Securities”), and as a result of such transaction or transactions the Notes become convertible into such Publicly Traded Securities, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights (subject to the provisions of Section 8.02(a)).

“Fundamental Change Issuer Notice” shall have the meaning specified in Section 9.01(b).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 9.01(a).

“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 9.01(c)(i).

“Fundamental Change Repurchase Price” shall have the meaning specified in Section 9.01(a).

“Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Initial Conversion Value” means the product of (i) 170.0319 and (ii) $4.705.

“Interest Payment Date” means each January 1 and July 1 of each year, beginning on January 1, 2013.

“Issuer” shall have the meaning specified in the first paragraph of this Supplemental Indenture, and subject to the provisions of Article 7, shall include its successors and assigns.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose.

“Make-Whole Fundamental Change” means any Fundamental Change described in clause (1) or (2) of the definition thereof and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to subclause (a) of the proviso in clause (2) of the definition thereof.

“Market Disruption Event” means, for purposes of determining any Redemption Conversion Value, (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Maturity Date” means July 1, 2019.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger dated as of May 3, 2012 by and among the Issuer, Excalibur Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Issuer (“Excalibur”), eBioscience Holding Company, Inc., a Delaware corporation (“eBioscience”), and a representative of the securityholders of eBioscience. Subject to the conditions set forth therein, Excalibur is to be merged with and into eBioscience (the “Merger”), with eBioscience surviving as a wholly-owned subsidiary of the Issuer.

“Merger Event” shall have the meaning specified in Section 8.07(a).

“Note” or “Notes” shall have the meaning specified in the third paragraph of the recitals of this Supplemental Indenture.

“Notice of Conversion” shall have the meaning specified in Section 8.02(b).

“Observation Period” for purposes of determining any Redemption Conversion Value for any optional redemption pursuant to Section 10.02 means the 10 consecutive Trading Days beginning on, and including, the 12th Scheduled Trading Day immediately preceding the relevant redemption date.

“open of business” means 9:00 a.m. (New York City time).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the shares of Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

“Redemption Conversion Value” means, with respect to any redemption date pursuant to Section 10.02, the sum of the Daily Conversion Values for each Trading Day in the Observation Period.

“Reference Property” shall have the meaning specified in Section 8.07(a).

“Regular Record Date,” with respect to any Interest Payment Date, shall mean the December 15 or June 15 (whether or not such day is a Business Day) immediately preceding the applicable January 1 or July 1 Interest Payment Date, respectively.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Spin-Off” shall have the meaning specified in Section 8.04(c).

“Stock Price” shall have the meaning specified in Section 8.03(c).

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries, or by the Issuer and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Supplemental Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Trading Day” means (i) for purposes of determining whether the Issuer may call the Notes for redemption pursuant to Section 10.03, a day on which (a) trading in the Common Stock (or other security for which a closing price must be determined) generally occurs on The NASDAQ Global Select Market or, if the Common Stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (b) a Last Reported Sale Price for the Common Stock (or such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day and (ii) for purposes of determining any Redemption Conversion Value, a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading; provided that if the Common Stock is not listed or admitted for trading on any securities exchange or other market, “Trading Day” means a Business Day.

“Trigger Event” shall have the meaning specified in Section 8.04(c).

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Supplemental Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Underwriters” means Citigroup Global Markets Inc., Morgan Stanley & Co. LLC. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert W. Baird & Co. Incorporated.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of June 19, 2012, among the Issuer and the underwriters named therein.

“U.S. National Securities Exchange” means a securities exchange that has registered with the Commission.

“unit of Reference Property” shall have the meaning specified in Section 8.07(a).

“Valuation Period” shall have the meaning specified in Section 8.04(c).

Section 1.02. References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in the Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.02. Unless the context otherwise requires, any express mention of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

ARTICLE 2

ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01. Scope of Supplemental Indenture. This Supplemental Indenture supplements the provisions of the Base Indenture, to which provisions reference is hereby made. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. For all purposes under the Base Indenture, the Notes shall constitute a single series of Securities. The provisions of this Supplemental Indenture shall supersede any conflicting provisions in the Base Indenture.

Section 2.02. Designation and Amount. The Notes are hereby created and authorized as a single series of Securities under the Base Indenture. The Notes shall be designated as the “4.00% Convertible Senior Notes due 2019.” The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is initially limited to $105,000,000 (as increased by an amount equal to the aggregate principal amount of any additional Notes purchased by the Underwriters pursuant to the exercise of their over-allotment option as set forth in the Underwriting Agreement), subject to Section 2.03 of the Base Indenture and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 2.08, Section 2.09, Section 2.11 and Section 2.13 of the Base Indenture and Section 8.02 and Section 9.03 of this Supplemental Indenture. With respect to the Notes, the reference in Section 7.01 of the Base Indenture to the “prospectus, offering memorandum, offering circular or any other document pursuant to which the Securities of such series were offered” is to the prospectus dated June 14, 2012, as supplemented by the preliminary prospectus supplement thereto, dated June 18, 2012 and the related issuer free writing prospectus (as such term is defined in Rule 433 under the Securities Act) dated June 19, 2012, each as filed with the Commission.

Section 2.03. Form of Notes. The Notes shall be substantially in the form set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of the Indenture. The Notes will initially be issued as a Global Security. To the extent applicable, the Issuer and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 2.04. Denominations Of Notes; Payments Of Interest. The Notes shall be issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.

ARTICLE 3

SATISFACTION AND DISCHARGE

Section 3.01. Satisfaction and Discharge of Indenture. Section 9.01(a) of the Base Indenture is amended and restated in its entirety as follows with respect to the Notes: “either (i) all Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.09 of the Base Indenture and (y) Notes for which payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer as provided in Section 9.04 of the Base Indenture) have been delivered to the Trustee (or, if different, the Registrar), for cancellation; or (ii) the Issuer has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether at the Maturity Date, any redemption date, at any Fundamental Change Repurchase Date, upon conversion or otherwise, cash or, solely to satisfy the Issuer’s Conversion Obligation, cash and shares of Common Stock, as applicable, sufficient to pay all of the Outstanding Notes and/or satisfy all outstanding conversions, as the case may be.”

ARTICLE 4

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 4.01. Supplemental Indentures With Consent Of Holders. Section 7.02(a) of the Base Indenture is hereby amended with respect to the Notes by replacing “not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by such amendment or supplemental indenture (voting together as a single class)” with “not less than a majority in aggregate principal amount of the Notes.”

ARTICLE 5

PARTICULAR COVENANTS OF THE ISSUER

Section 5.01. Reports. This Section 5.01 shall supersede Section 3.05 of the Base Indenture and all references in the Base Indenture to Section 3.05 thereof shall be deemed, for the purposes of the Notes, to be references to this Section 5.01. The Issuer shall file with the Trustee within 30 calendar days after the same are required to be filed with the Commission, copies of any documents or reports that the Issuer is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any such document or report that the Issuer files with the Commission via the Commission’s EDGAR system shall be deemed to be furnished to the Trustee for purposes of this Section 5.01 at the time such documents are filed via the EDGAR system. The Trustee shall have no obligation to determine whether or not such information, documents or reports have been filed through the EDGAR filing system (or such successor thereto). Delivery of the reports and documents described in this Section 5.01 to the Trustee is for informational purposes only, and the Trustee’s receipt of the same shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. In addition to the Events of Default set forth in Section 4.01 of the Base Indenture, each of the following is an “Event of Default” with respect to the Notes:

(a) failure by the Issuer to convert the Notes in accordance with Article 8 hereof and such default continues for a period of ten calendar days;

(b) failure by the Issuer to provide a Fundamental Change Issuer Notice after the occurrence of a Fundamental Change within the time period required by Section 9.01(b); or

(c) default by the Issuer or any Subsidiary under any loan agreement or other instrument under which there may be outstanding, or by which there may be evidenced, any debt for money borrowed in excess of $30.0 million in the aggregate of the Issuer and its Subsidiaries

(other than indebtedness for borrowed money secured only by the real property to which the indebtedness relates and which is non-recourse to the Issuer or to such Subsidiary), whether such debt now exists or shall hereafter be created, (x) resulting in such debt becoming or being declared due and payable prior to its stated maturity or (y) resulting from the failure of the Issuer or any of its Subsidiaries to pay amounts due and payable upon its stated maturity, required repurchase or redemption, and such acceleration shall not have been rescinded or annulled or such failure to pay cured within 60 days after written notice has been received by the Issuer or such Subsidiary from the Trustee or by the Trustee, the Issuer and such Subsidiary by the Holders of at least 25% in principal amount of Outstanding Notes specifying such default and requiring it to be remedied; provided that if any time before a judgment or decree has been obtained by the Trustee as hereinafter provided, such default is remedied or cured by the Issuer within the applicable cure period, or is waived or rescinded by the holders of such indebtedness or is otherwise annulled, default under this clause (c) shall be deemed to have been remedied, cured, waived, rescinded or annulled, as the case may be.

In addition, Section 4.01(d) of the Base Indenture is hereby amended with respect to the Notes by replacing “90 days” with “60 days.”

Section 6.02. Additional Interest. Notwithstanding Section 4.01 of the Base Indenture, to the extent elected by the Issuer, the sole remedy for an Event of Default relating to (i) the failure by the Issuer to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that the Issuer is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with the reporting obligations under Section 5.01 hereof, shall for the first 180 calendar days after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest (“Additional Interest”) on the Notes at a rate equal to (x) 0.25% per annum of the principal amount of the Notes Outstanding for each day during the first 90 calendar days of such 180 calendar day period on which such Event of Default is continuing and (y) 0.50% per annum of the principal amount of the Notes Outstanding for the remaining 90 calendar days of such 180 calendar day period on which such Event of Default is continuing.

If the Issuer so elects to pay additional interest, any such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 181st calendar day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 181st calendar day), the Notes shall be subject to acceleration under Section 4.01 of the Base Indenture. The provisions of this Section 6.02 shall not affect the rights of Holders of the Notes in the event of the occurrence of any other Event of Default. In the event the Issuer does not elect to pay the Additional Interest following an Event of Default in accordance with this Section 6.02 or the Issuer elected to make such payment but does not pay the Additional Interest when due, the Notes shall be immediately subject to acceleration under Section 4.01 of the Base Indenture.

In order to elect to pay the Additional Interest as the sole remedy during the first 180 calendar days after the occurrence of an Event of Default relating to the failure to comply with its reporting obligations under Section 314(a)(1) of the TIA or under Section 5.01, in accordance with this Section 6.02, the Issuer must notify all Holders of the Notes, the Trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon the Issuer’s failure to timely give such notice, the Notes shall be immediately subject to acceleration under Section 4.01 of the Base Indenture. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable.

ARTICLE 7

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 7.01. Issuer May Consolidate, etc. on Certain Terms. Section 8.01(i) of the Base Indenture is hereby amended and restated in its entirety as follows: “The Issuer shall be the continuing Person or, if the Issuer is not the continuing Person, the resulting, surviving or transferee Person (the “Surviving Entity”) is organized and existing under the laws of the United States or any state thereof or the District of Columbia.”

ARTICLE 8

CONVERSION OF NOTES

Section 8.01. Conversion Privilege. Subject to and upon compliance with the provisions of this Article 8 and Section 10.04, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date at an initial conversion rate of 170.0319 shares of Common Stock (subject to adjustment as provided in this Article 8, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to the settlement provisions of Section 8.02, the “Conversion Obligation”).

Section 8.02. Conversion Procedure; Settlement Upon Conversion.

(a) Upon conversion of any Note, the Issuer shall deliver to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, a number of shares of Common Stock equal to the Conversion Rate, together with a cash payment, if applicable, in lieu of any fractional share of Common Stock in accordance with subsection (j) of this Section 8.02, on the third Business Day immediately following the relevant Conversion Date.

(b) Subject to Section 8.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Security, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 8.02(h) and (ii) in the case of a certificated Note (1) complete, manually sign and deliver an irrevocable notice to the conversion agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the conversion agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered,

(2) surrender such Notes, duly endorsed to the Issuer or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the conversion agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 8.02(h). The Trustee (and if different, the conversion agent) shall notify the Issuer of any conversion pursuant to this Article 8 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Issuer in respect of such Notes and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 9.02.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. The Issuer shall issue or cause to be issued, and deliver to the conversion agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the full number of shares of Common Stock to which such Holder shall be entitled in satisfaction of the Issuer’s Conversion Obligation.

(d) In case any Note shall be surrendered for partial conversion, the Issuer shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Issuer or Trustee, the converting Holder shall pay a sum sufficient to cover any transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e) If a Holder submits a Note for conversion, the Issuer shall pay any documentary, stamp or similar issue or transfer tax due on the issue of the shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The conversion agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f) Except as provided in Section 8.04, no adjustment shall be made for dividends on any shares issued upon the conversion of any Note as provided in this Article 8.

(g) Upon the conversion of an interest in a Global Security, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Security as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversion of Notes effected through any conversion agent other than the Trustee.

(h) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Issuer’s settlement of the Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted on such Interest Payment Date; provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Maturity Date; (2) if the Issuer has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; (3) if the Issuer has specified a redemption date for the Notes that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (4) to the extent of any overdue amounts, if any overdue amounts exist at the time of conversion with respect to such Note.

(i) The Person in whose name the certificate for any shares of Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(j) The Issuer shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock issuable upon conversion based on the Last Reported Sale Price of the Common Stock on the relevant Conversion Date.

Section 8.03. Adjustment To Conversion Rate Upon Conversion Upon A Make-Whole Fundamental Change. (a) If the Effective Date of a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder of the Notes elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Issuer shall, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the conversion agent at any time during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for subclause (a) of the proviso in clause 2 of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change).

(b) Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change, the Issuer shall deliver shares of Common Stock, including the Additional Shares, in accordance with Section 8.02; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (2) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any adjustment for Additional Shares), multiplied by such Stock Price. The Issuer shall notify the Holders of Notes and the Trustee of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

(c) The number of Additional Shares, if any, by which the Conversion Rate shall be increased for conversions in connection with a Make-Whole Fundamental Change shall be determined by reference to the table below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of Common Stock in the Make-Whole Fundamental Change. If the holders of Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause 2 of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

(d) The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 8.04.

(e) The following table sets forth the hypothetical Stock Price and the number of Additional Shares to be added to the Conversion Rate per $1,000 principal amount of Notes pursuant to this Section 8.03:

	Stock Price
Effective Date	$4.705	$5.00	$6.00	$7.00	$7.65	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$15.00
June 25, 2012	42.5080	39.2047	27.5210	21.3477	18.8288	17.7386	15.2942	13.4865	12.0648	10.8836	9.8838	8.2853
July 1, 2013	42.5080	37.3809	24.9443	18.5893	16.1579	15.1511	12.9723	11.4189	10.2163	9.2231	8.3829	7.0389
July 1, 2014	42.5080	36.7523	23.0701	16.0794	13.4882	12.4976	10.4515	9.0794	8.0885	7.3060	6.6453	5.5885
July 1, 2015	42.5080	34.4273	19.7098	12.4760	9.9926	9.1001	7.4166	6.3982	5.7079	5.1605	4.6972	3.9561
July 1, 2016	42.5080	33.2123	16.5990	8.7267	6.2488	5.4177	4.0703	3.4269	3.0568	2.7656	2.5193	2.1250
July 1, 2017	42.5080	33.0715	12.6140	2.8041	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 1, 2018	42.5080	35.4387	14.1245	2.6464	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
July 1, 2019	42.5080	29.9681	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(i) if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates based on a 365-day year, as applicable;

(ii) if the Stock Price is greater than $15.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii) if the Stock Price is less than $4.705 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed 212.5399, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 8.04.

(f) Nothing in this Section 8.03 shall prevent an adjustment to the Conversion Rate pursuant to Section 8.04 in respect of a Make-Whole Fundamental Change.

Section 8.04. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Issuer if any of the following events occurs, except that the Issuer shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 8.04, without having to convert their Notes, as if they held a number of shares of Common Stock equal to (i) the Conversion Rate, multiplied by (ii) the principal amount of Notes held by such Holder of the Notes, divided by $1,000.

(a) If the Issuer issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of its outstanding Common Stock, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=

the Conversion Rate in effect immediately prior to the close of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination,

as the case may be;

CR'	=

the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or combination, as the case may be;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as the case may be; and

OS'	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution or such share split or share combination, as the case may be.

Any adjustment made under this Section 8.04(a) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 8.04(a) is declared that results in an adjustment under this clause Section 8.04(a) but not so paid or made or the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such split or combination, to the Conversion Rate that would then be in effect if such dividend or distribution or share split or share combination had not been declared or announced.

(b) If the Issuer distributes to all or substantially all holders of its outstanding Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days from the declaration date for such distribution, to subscribe for or purchase shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the declaration date for such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR'	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=

the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the declaration date for such distribution.

Any increase made under this Section 8.04(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Record Date for such distribution had not been fixed.

For purposes of this Section 8.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the declaration date for such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the outstanding Common Stock, excluding (i) dividends or distributions as to which an adjustment was effected pursuant to Section 8.04(a)

or Section 8.04(b), (ii) dividends or distributions paid in cash as to which an adjustment was effected pursuant to Section 8.04(d), and (iii) Spin-Offs as to which the provisions set forth below in this Section 8.04(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Issuer, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR'	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0	=

the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=

the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock as of the close of business on the Record Date for such distribution.

Any increase made under the portion of this Section 8.04(c) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 8.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution.

With respect to an adjustment pursuant to this Section 8.04(c) where there has been a distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Issuer, which Capital Stock or similar equity interest will be quoted or listed for trading on a U.S. National Securities Exchange after its distribution (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for the Spin-Off;

CR'	=	the Conversion Rate in effect immediately after the close of business on the Record Date for the Spin-Off;

FMV0	=

the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the

Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last

Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period immediately following, and including, the

Ex-Dividend Date for the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph shall be calculated at the close of business on the last Trading Day of the Valuation Period, but shall be given effect at the close of business on the Record Date for such Spin-Off; provided that, for purposes of determining the Conversion Rate in respect of any conversion after the close of business on the Record Date for the Spin-Off but prior to the close of business on the 10th Trading Day immediately following, and including, the Ex-Dividend Date for the Spin-Off, references in the portion of this Section 8.04(c) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date for such Spin-Off and the Conversion Date.

If any such distribution that constitutes a Spin-Off is declared but not made, and such distribution has resulted in an adjustment to the Conversion Rate, the Conversion Rate shall be re-adjusted, effective as of the date the Board of Directors determines not to make such distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

For purposes of this Section 8.04(c) (and subject in all respect to Section 8.11), rights, options or warrants distributed by the Issuer to all holders of its Common Stock entitling them to subscribe for or purchase shares of the Issuer’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 8.04(c) (and no adjustment to the Conversion Rate under this Section Section 8.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 8.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 8.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 8.04(a), Section 8.04(b) and this Section 8.04(c), if any dividend or distribution to which this Section 8.04(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 8.04(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 8.04(b) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 8.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 8.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 8.04(a) and Section Section 8.04(b) with respect thereto shall then be made, except that, if determined by the Issuer (I) the Record Date of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be

“outstanding immediately prior to the close of business on the Record Date for such dividend or distribution or immediately after the open of business on the effective date of such share split or share combination, as the case may be” within the meaning of Section 8.04(a) or “outstanding immediately prior to the close of business on the Record Date for such distribution” within the meaning of Section 8.04(b).

(d) If the Issuer pays any cash dividend or distribution to all or substantially all holders of the outstanding shares of Common Stock, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR'	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Issuer distributes to all or substantially all holders of its outstanding Common Stock.

Any increase pursuant to this Section 8.04(d) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution. For the avoidance of doubt, there will not be any adjustment to the Conversion Rate under this Section 8.04(d) as a result of any distribution of Reference Property to holders of the Common Stock in connection with any Merger Event.

(e) If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Expiration Date;

CR'	=	the Conversion Rate in effect immediately after the close of business on the Expiration Date;

FMV	=

the aggregate value, on the Expiration Date, of all cash and the fair market value (as determined by the Board of

Directors) of any other consideration paid or payable for shares of Common Stock validly tendered or exchanged as of the Expiration Date;

OS'	=

the number of shares of Common Stock outstanding immediately after the time (the “Expiration Time”) that the tender offer or exchange offer expires (after giving effect to such tender offer or exchange offer);

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Time (prior to giving effect to such tender offer or exchange offer); and

SP'	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate under this Section 8.04(e) shall be calculated at the close of business on the 10th Trading Day immediately following the Expiration Date, but shall be given effect at the close of business on the Expiration Date; provided that, for purposes of determining the Conversion Rate in respect of any conversion within the 10 Trading Days immediately following, and including, the Expiration Date, references in this Section 8.04(e) with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date and the Conversion Date.

(f) If the application of the formulas in clauses (a), (b), (c), (d) and (e) of this Section 8.04 would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split or share combination). In no event will the Issuer adjust the Conversion Rate to the extent that the adjustment would reduce the Conversion Price below the par value per share of its Common Stock.

(g) Except as stated herein, the Issuer shall not adjust the Conversion Rate for the issuance of shares of its Common Stock or any securities convertible into or exchangeable for shares of its Common Stock or the right to purchase shares of its Common Stock or such convertible or exchangeable securities.

(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 8.04, and to the extent permitted by applicable law and subject to the applicable rules of The NASDAQ Global Select Market, (i) the Issuer may increase the Conversion Rate of the Notes by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Issuer’s best interest and (ii) the Issuer may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to the preceding two sentences, the Issuer shall mail to the Holder of each Note at its last address appearing on the Register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) Notwithstanding anything to the contrary in Section 8.04, for the avoidance of doubt, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any of the its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued, subject to Section 8.11;

(iv) solely for a change in the par value of the Common Stock; or

(v) for accrued and unpaid interest on the Notes, if any.

(j) All calculations and other determinations under this Article 8 shall be made by the Issuer and all calculations of the Conversion Rate shall be made to the nearest one-ten thousandth (1/10,000) of a share.

(k) The Issuer will not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate. However, the Issuer will carry forward any adjustment that is less than 1% of the Conversion Rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually on the anniversary of the first date of issue of the Notes and otherwise (ii)(x) on the Conversion Date for any Notes or (y) on the effective date of any Fundamental Change or Make-Whole Fundamental Change, unless such adjustment has already been made.

(l) Whenever the Conversion Rate is adjusted as herein provided, the Issuer shall promptly file with the Trustee (and the conversion agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Issuer shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder of the Notes at its last address appearing on the Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(m) For purposes of this Section 8.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Issuer so long as the Issuer does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Issuer, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 8.05. Adjustments of Prices. Whenever any provision of the Indenture requires the Issuer to calculate the Last Reported Sale Prices or the Stock Price for purposes of a Make-Whole Fundamental Change over a span of multiple days, the Board of Directors shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period when such Last Reported Sale Prices or Stock Prices are to be calculated.

Section 8.06. Shares to be Fully Paid. The Issuer shall provide, free from preemptive rights, out of its authorized but unissued shares that are not reserved for other purposes or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming that at the time of computation of such number of shares, all such Notes would be converted by a single Holder of the Notes).

Section 8.07. Effect of Recapitalizations, Reclassifications and Changes of the shares of Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a share split or combination),

(ii) any consolidation, merger or combination involving the Issuer,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Issuer and its Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange,

in each case, as a result of which the shares of Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Issuer or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 7.01(m) of the Base Indenture providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event the number of shares of Common Stock otherwise deliverable upon conversion of the Notes in accordance with Section 8.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. The Issuer shall notify Holders, the Trustee and the conversion agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

Such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 8. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent required by the Board of Directors and practicable the provisions providing for the purchase rights set forth in Article 9.

(b) In the event the Issuer shall execute a supplemental indenture pursuant to subsection (a) of this Section 8.07, the Issuer shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders. The Issuer shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at its address appearing on the Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Issuer shall not become a party to any Merger Event unless its terms are consistent with this Section 8.07. None of the foregoing provisions shall affect the right of a Holder of the Notes to convert its Notes into shares of Common Stock as set forth in Section 8.01 and Section 8.02 prior to the effective date of such Merger Event.

(d) The above provisions of this Section shall similarly apply to successive Merger Events.

Section 8.08. Certain Covenants. (a) The Issuer covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Issuer and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Issuer covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Issuer will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(c) The Issuer further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Issuer will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

Section 8.09. Responsibility of Trustee. The Trustee and any other conversion agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other conversion agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other conversion agent make no representations with respect thereto. Neither the Trustee nor any conversion agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any conversion agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 8.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of the Notes upon the conversion of their Notes after any event referred to in such Section 8.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 5.05 of the Base Indenture, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 8.10. Notice to Holders Prior to Certain Actions. In case of any:

(a) action by the Issuer or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 8.04 or Section 8.11;

(b) Merger Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or any of its Subsidiaries;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of the Indenture, excluding for the avoidance of doubt Section 8.04(l)), the Issuer shall cause to be filed with the Trustee and the conversion agent (if other than the Trustee) and to be mailed to each Holder at its address appearing on the Register, as promptly as possible but in any event at least 20 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Issuer or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Issuer or one of its Subsidiaries, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and, if applicable, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Issuer or one of its Subsidiaries, Merger Event, dissolution, liquidation or winding-up.

Section 8.11. Shareholder Rights Plans. To the extent the Issuer has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. If at any time prior to conversion, however, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan so that the Holders would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Notes, the Conversion Rate shall be adjusted at the time of separation as if the Issuer distributed to all or substantially all holders of outstanding Common Stock shares of Capital Stock of the Issuer, evidences of its indebtedness, other assets or property or rights, options or warrants to acquire its Capital Stock or other securities as provided in Section 8.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

ARTICLE 9

REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 9.01. Repurchase at Option of Holders of the Notes Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time, each Holder of the Notes shall have the right, at such Holder’s option, to require the Issuer to repurchase for cash all of such Holder’s Notes, or any portion of the principal thereof that is equal to $1,000 principal amount or a multiple of $1,000 principal amount, on the date (the “Fundamental Change Repurchase Date”) specified by the Issuer that is not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Issuer Notice at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”); provided that if the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, then the Issuer shall instead pay the full amount of accrued and unpaid interest to the Holder of record on such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article 9.

(b) On or before the 15th calendar day after the occurrence of a Fundamental Change, the Issuer shall provide to all Holders of the Notes and the Trustee and the paying agent (in the case of a paying agent other than the Trustee) a notice (the “Fundamental Change Issuer Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. Each Fundamental Change Issuer Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date the Fundamental Change occurred, and whether the Fundamental Change is a Make-Whole Fundamental Change, in which case the Effective Date of the Make-Whole Fundamental Change shall be given;

(iii) the last date on which a Holder of the Notes may exercise the repurchase right pursuant to this Article 9;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the paying agent and the conversion agent;

(vii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate made or to be made on account of such Fundamental Change;

(viii) if applicable, that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder of the Notes may be converted only if such Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of the Indenture; and

(ix) the procedures that Holders of the Notes must follow to require the Issuer to repurchase their Notes.

At the Issuer’s request, the Trustee shall give such notice in the Issuer’s name and at the Issuer’s expense; provided, however, that, in all cases, the text of such Fundamental Change Issuer Notice shall be prepared by the Issuer.

Such notice shall be by first class mail to the Trustee, to the paying agent and to each Holder at its address shown in the Register (and to beneficial owners as required by applicable law) or, in the case of Global Securities, in accordance with the applicable procedures of the Depositary. Contemporaneously with providing such notice, the Issuer shall publish a notice containing the information set forth in the Fundamental Change Issuer Notice in a newspaper of general circulation in The City of New York or publish such information on the Issuer’s website or through such other public medium as the Issuer may use at that time.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit the repurchase rights of the Holders of the Notes or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 9.01.

(c) Repurchases of Notes under this Section 9.01 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the paying agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are certificated Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Securities, if the Notes are Global Securities, in each case prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii) delivery of the Notes, if the Notes are certificated Notes, to the paying agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the paying agent, or book-entry transfer of the Notes, if the Notes are Global Securities, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

(d) The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:

(i) in the case of certificated Notes, the certificate numbers of the Notes to be delivered for repurchase;

(ii) the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or a multiple thereof; and

(iii) that the Notes are to be repurchased by the Issuer pursuant to the applicable provisions of the Notes and the Indenture;

provided, however, that if the Notes are Global Securities, the Fundamental Change Repurchase Notice must comply with applicable procedures of the Depositary.

Notwithstanding anything herein to the contrary, any Holder delivering to the paying agent the Fundamental Change Repurchase Notice contemplated by this Section 9.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the paying agent in accordance with Section 9.02.

The paying agent shall promptly notify the Issuer of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(e) Notwithstanding the foregoing, no Notes may be repurchased on any date by the Issuer at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated (other than in connection with a default by the Issuer in the payment of the Fundamental Change Repurchase Price with respect to such Notes), and such acceleration has not been rescinded, on or prior to such date. The paying agent will promptly return to the respective Holders thereof any certificated Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the procedures of the Depositary shall be deemed to have been canceled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 9.02. Withdrawal of Fundamental Change Repurchase Notice. A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Corporate Trust Office of the paying agent in accordance with this Section 9.02 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or a multiple thereof;

(ii) if certificated Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted; and

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice which portion must be in principal amounts of $1,000 or a multiple thereof;

provided, however, that if the Notes are Global Securities, the notice must comply with applicable procedures of the Depositary.

Section 9.03. Deposit of Fundamental Change Repurchase Price. (a) The Issuer shall deposit with the Trustee (or other paying agent appointed by the Issuer, or if the Issuer is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 3.03 of the Base Indenture) on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other paying agent appointed by the Issuer), payment for Notes surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date with respect to such Note (provided the Holder has satisfied the conditions in Section 9.01) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other paying agent appointed by the Issuer) by the Holder thereof in the manner required by Section 9.01 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Issuer, return to the Issuer any funds in excess of the Fundamental Change Repurchase Price.

(b) If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date the Trustee (or other paying agent appointed by the Issuer) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date then:

(i) such Notes shall cease to be Outstanding,

(ii) interest shall cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or paying agent), and

(iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price and, if the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the related Interest Payment Date, the right of the Holder of record on such Regular Record Date to receive the related interest payment).

(c) Upon surrender of a Note that is to be repurchased in part pursuant to Section 9.01, the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered, without payment of any service charge.

Section 9.04. Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer pursuant to a Fundamental Change Issuer Notice, the Issuer shall:

(a) if required, comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

(b) if required, file a Schedule TO or any other required schedule under the Exchange Act; and

(c) otherwise comply with all federal and state securities laws in connection with any offer by the Issuer to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 9 to be exercised in the time and in the manner specified in this Article 9.

ARTICLE 10

OPTIONAL REDEMPTION

Section 10.01. Applicability of Article 11 of the Base Indenture. Subject to Section 2.01 hereof, the provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes. No sinking fund is provided for the Notes.

Section 10.02. Optional Redemption on or Prior to November 30, 2012. If the Issuer does not consummate the Merger or the Merger Agreement is terminated on or prior to September 30, 2012, the Issuer may redeem, upon notice as set forth in Section 11.02 of the Base Indenture, all, but not less than all, of the Outstanding Notes for cash on a redemption date to occur on or prior to November 30, 2012, at a redemption price for each $1,000 principal amount of Notes to be redeemed equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such Notes to, but excluding, the redemption date (unless the redemption date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case the Issuer shall pay the full amount of accrued and unpaid interest to Holders of record of such Notes as of the close of business on such Regular Record Date, and the redemption price shall not include any accrued and unpaid interest on the Notes) and (iii) 75% of the difference, if positive, of the Redemption Conversion Value over the Initial Conversion Value. Following November 30, 2012, the Notes shall not be redeemable at the Issuer’s option prior to July 1, 2017.

Section 10.03. Optional Redemption Upon Satisfaction Of Sale Price Condition. On or after July 1, 2017, if the Last Reported Sale Price of the Common Stock has been at least 130% of the Conversion Price for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period ending within five Trading Days prior to the date on which the Issuer provides notice of redemption as set forth in Section 11.02 of the Base Indenture, the Issuer may redeem for cash all or part of the Outstanding Notes, upon notice as set forth in Section 11.02 of the Base Indenture, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (unless the redemption date falls after a Regular Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case interest accrued to the Interest Payment Date will be paid to Holders of record of such Notes on such Regular Record Date, and the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed).

Section 10.04. Conversion After Issuance Of A Redemption Notice. If the Issuer calls Notes for redemption pursuant to Section 10.02 or Section 10.03, a Holder may convert its Notes only until the close of business on the Scheduled Trading Day immediately preceding the relevant redemption date unless the Issuer fails to pay the applicable redemption price (in which case a Holder may convert such Notes until the applicable redemption price has been paid or duly provided for).

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.01. Governing Law. THE INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.02. No Security Interest Created. Nothing in the Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 11.03. Benefits of Indenture. Nothing in the Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto, any paying agent, any conversion agent, any authenticating agent, any Registrar and their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 11.04. Effect of Headings. The article and section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 11.05. Supplemental Indenture May be Executed in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.06. Severability. In case any provision in the Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.07. Ratification of Base Indenture. Except as amended hereby with respect to the Notes, the Base Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. For the avoidance of doubt, each of the Issuer and each Holder, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Base Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee, whether acting as Trustee, paying agent, Registrar or conversion agent hereunder, as if set forth herein in full.

Section 11.08. Calculations. The Issuer shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, accrued interest payable on the Notes, the Conversion Rate of the Notes. The Issuer shall make all these calculations in good faith and, absent manifest error, the Issuer’s calculations shall be final and binding on Holders. The Issuer shall provide a schedule of its calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification. The Trustee shall forward the Issuer’s calculations to any Holder upon the request of such Holder at the sole cost and expense of the Issuer. None of the Trustee, conversion agent or paying agent shall be responsible or liable for the calculations of the Issuer.

Section 11.09. Trustee. Neither the Trustee nor any of its agents shall be responsible for the validity or sufficiency of this Supplemental Indenture, nor for the recitals herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

AFFYMETRIX, INC.

By:	/s/ Timothy C. Barabe
	Name:	Timothy C. Barabe
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
	Name:	Melonee Young
	Title:	Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.

AFFYMETRIX, INC.

4.00% Convertible Senior Note due 2019

No. [            ]                                                                                               [Initially]1 $[                    ]

CUSIP No.

Affymetrix, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Issuer,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [                     ]2[CEDE & CO.]3, or registered assigns, the principal sum [of $                     ]4[as set forth in the “Schedule of Exchanges of Notes” attached hereto], which amount, taken together with the principal amounts of all other Outstanding Notes, shall not, unless permitted by the Indenture, exceed $105,000,000 in aggregate at any time (as increased by an amount equal to the aggregate principal amount of any additional Notes purchased by the Underwriters pursuant to the exercise of their over-allotment option as set forth in the Underwriting Agreement), [in accordance with the rules and procedures of the Depositary,]5 on July 1, 2019, and interest thereon as set forth below.

This Note shall bear interest at the rate of 4.00% per year from June 25, 2012, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until July 1, 2019. Accrued interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months. Interest is payable semi-annually in arrears on each January 1 and July 1, commencing on January 1, 2013, to Holders of record of the Notes at the close of business on the preceding December 15 and June 15 (whether or not such day is a Business Day), respectively. Additional Interest may be payable as set forth in Section 6.02 of the Supplemental Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to such Section 6.02 and any express mention of the payment of Additional Interest in any provision therein shall not be construed as excluding Additional Interest in those provisions thereof where such express mention is not made.

[The Issuer shall pay the principal of and interest on this Note, so long as such Note is a Global Security, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note.]6 As provided in and subject to the provisions of

[1]	Include for Global Security.

[2]	Include for certificated Note.

[3]	Include for Global Security.

[4]	Include for certificated Note.

[5]	Include for Global Security.

[6]	Include for Global Security.

the Indenture, the Issuer shall pay the principal of any Notes (other than Notes that are Global Securities) at the office or agency designated by the Issuer for that purpose. The Issuer has initially designated the Trustee as its paying agent and Registrar in respect of the Notes and its agency at its Corporate Trust Office designated pursuant to Section 3.02 of the Base Indenture (as defined below) as a place where Notes may be presented for payment or for registration of transfer.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

AFFYMETRIX, INC.

By:
Name: Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

AFFYMETRIX, INC.

4.00% Convertible Senior Note due 2019

This Note is one of a duly authorized series of Securities of the Issuer, designated as its 4.00% Convertible Senior Notes due 2019 (the “Notes”), limited to the aggregate principal amount of $105,000,000 (as increased by an amount equal to the aggregate principal amount of any additional Notes purchased by the Underwriters pursuant to the exercise of their over-allotment option as set forth in the Underwriting Agreement) all issued or to be issued under and pursuant to an Indenture dated as of June 25, 2012 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of June 25, 2012 (herein called the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, and as it may be further amended or supplemented from time to time, the “Indenture”), by and between the Issuer and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Additional Notes may be issued in an unlimited aggregate principal amount, subject to the conditions specified in the Indenture.

Subject to the terms and conditions of the Indenture, the Issuer will make all payments and deliveries in respect of any redemption price, the Fundamental Change Repurchase Price and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a paying agent to collect such payments in respect of the Note. The Issuer shall pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal (including the Fundamental Change Repurchase Price, if applicable) of, the redemption price, if applicable, of, and accrued and unpaid interest on, and the consideration due upon conversion of, this Note at the place, at the respective times, in the amounts and, if applicable, in the lawful money herein prescribed.

The Notes are issuable in registered form without coupons in denominations of $1,000 principal amount and multiples thereof. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Issuer or Trustee, with payment of a sum sufficient to cover any transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes shall be redeemable at the Issuer’s option in accordance with the terms and conditions specified in the Indenture.

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Issuer to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, prior to the close of business on the Business Day immediately preceding the Maturity Date, to irrevocably convert any Notes or portion thereof that is $1,000 or a multiple thereof into shares of Common Stock at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture, unless the Issuer has called Notes for redemption, in which case the Holder may convert such Notes until the close of business on the Scheduled Trading Day immediately preceding the applicable redemption date.

Terms used in this Note and defined in the Indenture are used herein as therein defined.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

SCHEDULE A

SCHEDULE OF EXCHANGES OF NOTES7

AFFYMETRIX, INC.

4.00% Convertible Senior Notes due 2019

The initial principal amount of this Global Security is [                    ] DOLLARS ($[                    ]). The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

[7]	Include for Global Security.

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]8

To: Affymetrix, Inc.

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or a multiple thereof) below designated, into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that the shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share of Common Stock, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder of the Notes hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes or similar governmental charges in accordance with Section 8.02(d) of the Supplemental Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed

by an eligible Guarantor Institution

(banks, stock brokers, savings and

loan associations and credit unions)

with membership in an approved

signature guarantee medallion program

pursuant to Securities and Exchange

Commission Rule 17Ad-15 if

shares of Common Stock are to be issued, or

Notes are to be delivered, other than

to and in the name of the registered holder.

Fill in for registration of shares if

to be issued, and Notes if to

[8]	Include for certificated Note.

1

be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code) Please print name and address

Principal amount to be converted (if less than all):

$            ,000

NOTICE: The above signature(s) of the Holder(s) hereof

must correspond with the name as written upon the face of

the Note in every particular without alteration or

enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

2

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]9

To: Affymetrix, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Affymetrix, Inc. (the “Issuer”) as to the occurrence of a Fundamental Change with respect to the Issuer and specifying the Fundamental Change Repurchase Date and requests and instructs the Issuer to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or a multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date.

In the case of certificated Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number Principal amount to be repurchased (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

[9]	Include for certificated Note.

1

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]10

For value received                      hereby sell(s), assign(s) and transfer(s) unto                      (Please insert Social Security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                      attorney to transfer the said Note on the books of the Issuer, with full power of substitution in the premises.

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee

[10]	Include for certificated Note.

1